Exhibit 99.1

American Tower Corporation Prices Convertible Note Offering

Boston, Massachusetts—July 30, 2003—American Tower Corporation (NYSE: AMT) today announced that it has agreed to sell $175.0 million principal amount of its 3.25% convertible notes due 2010 through an institutional private placement. The company also granted the initial purchasers a 30-day option to purchase an additional $35.0 million principal amount of the notes. The net proceeds to the company of this offering are expected to be approximately $168.8 million ($202.7 million if the initial purchasers exercise in full their option to purchase additional notes). The closing of the offering is expected to occur on August 4, 2003 and is subject to customary closing conditions.

The notes are convertible into shares of the Class A common stock of the company at a conversion rate of 81.8080 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $12.22 per share), subject to certain adjustments. The company may redeem some or all of the notes for cash under certain circumstances on or after August 6, 2008.

The company will use at least 50% of the net proceeds to refinance a portion of its outstanding indebtedness under its credit facilities, and the remainder to repurchase a portion of the company’s outstanding debt securities.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes and the Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

Concurrently with this offering, the company separately priced a public offering of 12.4 million shares of its Class A common stock for an estimated $104.8 million in net proceeds, ($120.6 million if the underwriters exercise in full their option to purchase additional shares). The closing of one offering is not conditioned upon the closing of the other offering.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s notes and Class A common stock in particular.

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500